UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 16, 2019, Snow Park issued the following press release, which includes the full text of a letter that Snow Park is mailing to the Company’s stockholders. The material was also posted by Snow Park to www.RenewRESI.com:

Snow Park Addresses Front Yard’s Campaign to Distract and Mislead Stockholders with Erroneous Claims

Sends Letter to Stockholders Laying Out the Facts and Indisputable Realities Regarding the Incumbent Board’s Record of Value Destruction, Strategic Lapses, and Governance Failings

Highlights That the Board has Failed to Assume Any Accountability for ~$500 Million in Wealth Destruction Since 2015 and Continues to Devote Stockholder Resources to Mischaracterizing the Company’s Dire State and Deliberately Misleading Stockholders Regarding Snow Park’s Interests

Believes That Unlike the Incumbent Directors, the Snow Park Slate Possesses Public REIT Sector Experience, Single-Family Residential Market Expertise, and Ownership Perspectives

Urges Front Yard Stockholders to Focus on a Central Question: Are We Better Off With the Current Board That Has Failed to Develop a Viable Strategy and Deliver Returns OR a Reconstituted Board with Fresh Expertise, Impartiality, and a Vision to Realize NAV?

Reinforces That ALL THREE Proxy Advisory Firms Support Snow Park’s Campaign for Change and Recommend Stockholders Vote the BLUE Proxy Card

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”), a significant long-term stockholder of Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”), today sent a letter to stockholders in connection with its nomination of three highly-qualified, independent director candidates – Leland Abrams, Lazar Nikolic, and Jeffrey Pierce – for election to the Company’s Board of Directors (the “Board”) at the upcoming annual meeting on May 23, 2019.

Snow Park reminds stockholders that all three proxy advisory firms – Institutional Shareholder Services Inc., Glass, Lewis & Co., LLC and Egan-Jones Proxy Services – have supported its case for change. All three proxy advisory firms recommend that stockholders vote on the BLUE proxy card to elect Snow Park’s nominees, who each possess distinct expertise and relevant qualifications that would enhance Front Yard’s Board. We urge all stockholders to vote the BLUE proxy card today FOR Leland Abrams, Lazar Nikolic and Jeffrey Pierce.

For more information and voting resources, please visit www.RenewRESI.com.

Below is the full text of the letter.

***

May 16, 2019

Dear Fellow Stockholders,

Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) finds it extremely troubling that stockholders of Front Yard Residential Corporation (“Front Yard” or the “Company”) continue to receive inaccurate and misleading communications from the Company’s management and Board of Directors (the “Board”). We also believe it is egregious that a Board that has presided over approximately $500 million in value destruction in recent years is unwilling to assume any accountability or exhibit some level of humility. In our view, this poor conduct – which has been further punctuated by Front Yard’s recent willingness to criticize leading proxy advisory firms and disparage major stockholders – only reinforces that meaningful change is needed in the boardroom. It is confounding to Snow Park that Front Yard would go to such great lengths and impugn the Company’s own credibility to prevent additive expertise and helpful ownership perspectives from entering the boardroom.

We firmly believe that Front Yard’s baseless campaign to misrepresent Snow Park’s interests and mischaracterize its slate’s superior director nominees is nothing more than a smokescreen – one designed to distract stockholders from the incumbent Board’s track record of value destruction and the Company’s current poor position. This unfortunately makes sense, in our view, when considering that the defining question in this election contest has a clear answer: are stockholders better off with the incumbent Board that has sat by as the Company’s share price declined nearly 50% in recent years OR with a reconstituted Board that includes highly-qualified, independent directors committed to acting in stockholders’ best interests by properly overseeing the conflicted chief executive and pursuing a strategy to realize management’s stated Net Asset Value (“NAV”)? We contend that when stockholders are able to objectively assess Front Yard’s history of failures and current structural issues, they will conclude that our case for immediate Board-level change is valid and warranted.

In recent days, all three proxy advisory firms – Institutional Shareholder Services Inc. (“ISS”), Glass, Lewis & Co., LLC (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”) – endorsed our case for change following their independent and impartial assessments of Front Yard. We are very pleased that these proxy advisory firms agreed with Snow Park that the incumbent Board has endorsed and supported a poorly-executed strategy that has left the Company saddled with an excessively-leveraged balance sheet, needlessly-bloated operating expenses, and an inability to generate sufficient income. In addition, we feel it was extremely important that the Company’s poor governance policies and Board-level conflicts were each highlighted by these respected, trusted sources.

Between now and the date of Front Yard’s annual meeting, Snow Park is committed to ensuring that all of our fellow stockholders have the unfiltered information necessary to make an informed decision regarding the future of the Board. The Company is at a crossroads – one that cannot be concealed by half-truths and misrepresentations.

DESPITE ITS BEST EFFORTS, THE BOARD CANNOT ESCAPE ITS OWN RECORD OF VALUE DESTRUCTION, STRATEGIC LAPSES AND GOVERNANCE FAILURES

To illustrate the extent to which Snow Park believes Front Yard is misleading stockholders about its past and present failings, we have highlighted a sampling of the Company’s recent misstatements and added our own data-centric, facts-based responses. We hope this will provide you with a sense of how our nominees would work to challenge the status quo and instill accountability at Front Yard henceforth.

Misleading Claim #1: Front Yard Has an Accountable and Stockholder-Friendly Board

The Company recently declared that is has an “accountable Board of Directors […] which is committed to strong corporate governance practices, ensuring proper oversight and acting in the best interests of all stockholders.”1

We believe the facts and recent history tell a different story:

•	Lack of Independent Directors – Despite stockholders clamoring for change (including via multiple proxy contests initiated), the Board still lacks independent stockholder representatives. Instead, Rochelle Dobbs and George McDowell were appointed to the Board, as “independent directors”, though they were George Ellison’s former colleagues at Bank of America for many years.

•	Dismal Governance Policies – Stockholders do not have the power to amend bylaws and the Company does not have a majority vote standard or director resignation policy in uncontested elections. Further, the Board has not opted out of the Maryland Unsolicited Takeovers Act (“MUTA”), which allows it to take various stockholder-unfriendly actions that include classifying the Board without stockholder approval. Both ISS and Glass Lewis highlighted these significant governance failings.

•	Divergent Interests – Front Yard’s officers and directors have actually seen their compensation steadily increase in recent years as the Company has delivered negative returns. While insiders have made more than $12 million since 2015, stockholders cumulatively lost more than $500 million – underscoring the lack of accountability in the boardroom. [2]

•	Excessive Compensation for Chief Executive George Ellison – Mr. Ellison currently receives nearly $2 million per year in compensation from Frond Yard, in addition to the millions that he is paid by the external manager the Company pays for management services. We believe such “double dipping” in compensation is not only unseemly, but it is tone deaf given that stockholders have seen approximately $500 million of value destroyed under the Ellison regime.

•	History of Broken Promises – Front Yard consistently overpromises before ultimately underdelivering, including telling stockholders it would add independent expertise – not associates of George Ellison – to the Board in 2017-2018 and to expect “distributable income of 9-11% on equity.”[3] Today, stockholders are still waiting for a truly independent Board and to realize the real estate value trapped within Front Yard’s shares.

1 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

2 Front Yard proxy statements.

3 Front Yard’s earnings call transcripts from May 2016 through November 2018.

Misleading Claim #2: Snow Park Has Poor Alignment With Front Yard’s Stockholders

The Company has decided to baselessly attack Snow Park by claiming it is “a highly conflicted hedge fund composed of short-term traders and is not a ‘true owner’ of Front Yard.”4

We believe the facts tell a different story:

•	Snow Park is “Long” Front Yard – Snow Park, which has been a sizable stockholder of Front Yard for multiple years, is net “long” Front Yard. Although we sought to partially hedge against sector-worst governance while the incumbent Board – which has presided over $500 million of value destruction – continues embracing Maryland’s anti-stockholder protections and adding George Ellison’s long-term associates, our intent has always been to unwind this position upon installing independent and qualified directors on the Board. To be clear, like every other stockholder, Snow Park will make money on its Front Yard position if shares rise and will lose money if shares depreciate. This has been true since we started the campaign, but the Company is deliberately misleading its stockholders to distract from its own poor track record and our slate’s superior qualifications.

•	Snow Park’s Goals Are Completely Aligned with Those of Fellow Stockholders – Snow Park’s substantial investment in a capital-intensive proxy contest that is focused on adding ownership perspectives and strategic vision to the Board should make clear that it has the same goals as its fellow stockholders. Snow Park is singularly focused on seeing Front Yard’s shares appreciate in value.

•	Snow Park’s Diminishing AAMC Position Poses No Issue – Snow Park continues to reduce its holdings in Altisource Asset Management Corporation (“AAMC”), which were amassed years ago, while George Ellison has grown his holdings in AAMC (where he is also chief executive and chairman). Moreover, Snow Park’s critiques of Mr. Ellison’s performance and Front Yard’s poorly-constructed amended agreement with AAMC should reinforce it is completely focused on maximizing value for Front Yard’s stockholders.

•	The Front Yard Board is Not Aligned – The Board barely owns any stock. The three directors we seek to replace own less than 45,000 shares, nearly all of which was awarded by the Company rather than purchased.

Misleading Claim #3: Front Yard’s Director Nominees Have More Relevant Experience and Qualifications

The Company has apparently concluded that ISS, Glass Lewis and Egan-Jones erred in their recommendations to vote FOR Snow Park’s nominees, as evidenced by its assertion that our “nominees have little to no experience in the ownership and management of SFR homes and possess repetitive, finance-related backgrounds.”5

We believe the facts tell a different story:

•	The Snow Park Slate Has Significant SFR Market Experience – Leland Abrams’ firm, Wynkoop, was an early player in the single-family residential (“SFR”) market that has acquired and sold more than 1,000 homes similar in profile to the assets in Front Yard’s portfolio. Lazar Nikolic founded MVC Real Estate, an SFR property investment vehicle that acquired and managed rentals in Atlanta for six years until the portfolio was sold. Jeffrey Pierce, outside of his role at Snow Park, owns and operates a portfolio of SFR and multi-family properties that has achieved significant appreciation since inception.

4 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

5 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

•	The Snow Park Slate Possess the REIT Experience the Board Lacks – Jeffrey Pierce, who founded one of the alternative asset management industry’s only firms dedicated to public real estate, has been analyzing and investing in Real Estate Investment Trusts (“REITs”) for nearly 15 years. He has a long track record of securing outcomes for shareholders while working with public REIT management teams to enhance corporate governance, improve strategic execution, and optimize portfolios. He has also helped notable REITs close significant NAV discounts through alternative strategies and transactions.

•	The Snow Park Slate Brings Valuable Relationships – While most of the incumbent directors come from mortgage and financial services backgrounds, like George Ellison, our nominees bring years of SFR market and REIT industry relationships that can support future financing efforts and transactions. Moreover, our nominees’ backgrounds investing in REITs have afforded them visibility into strategic review processes and connections to the types of advisors that excel at helping REITs maximize value.

Misleading Claim #4: Front Yard is a Market Leader

The Company touts that “[u]nder the stewardship of our current Board, Front Yard has established its position as a market leader in this attractive, growing space.”6

We believe the facts and recent history tell a different story:

•	Negative Total Returns – Despite operating during a bull market in the SFR space and a period of tremendous economic growth, Front Yard has dramatically underperformed all relevant industry benchmarks and its two public company peers: American Homes 4 Rent and Invitation Homes. The Company’s shares are down approximately 50% over the past four years.

•	One of the REIT Sector’s Worst Valuation Gaps – Although REITs often trade at modest discounts to their NAV calculations, Front Yard’s shares trade at a consistent 45-60% discount to the Company’s own stated NAV.[7] It recently had the second largest discount to NAV out of all publicly-traded REITs in the United States.[8]

•	Peer-Worst General & Administrative Expenses – Front Yard’s incumbent Board has sat idle while the Company’s General & Administrative (“G&A”) expenses remain at levels that far exceed more profitable peers – despite the fact that the portfolio has grown. This dichotomy is concerning for stockholders when considering that management seems unable to curb costs yet has stated its desire to scale further.

Misleading Claim #5: Front Yard Has Achieved Critical Mass at the 15,000 Home Level

The Company highlights that it is well-positioned after acquiring “11,000 additional revenue-generating SFRs since March 31, 2016 without raising additional equity capital, allowing the Company to achieve scale in several key target markets.”9

6 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

7 A NAV of $17.50 was set forth in Front Yard’s February 2019 earnings call transcript.

8 S&P Market Intelligence, “NAV Monitor: REITs trade at 6.0% discount to NAV at March-end,” April 2, 2019

9 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

We believe the facts and recent history tell a different story:

•	No Cash Flows or Profits – Despite claiming to be set up for success at the 15,000-home level, particularly now that property management is internalized, Front Yard still has generated no material cash flows or profits – and still does not even cover its dividend. There is no reason to believe the future will be different if this Board that has failed to embrace checks and balances remains in place.

•	NAV Has Actually Declined During the Period of Purchasing 15,000 Homes – Front Yard’s leverage-fueled acquisition spree has both eroded its balance sheet and resulted in a $4.50 depreciation in management’s stated NAV as the portfolio has increased from approximately 3,500 homes to roughly 15,000 homes. Given the commensurate rise in housing prices during the same period of time, we find this unacceptable.

•	Contradictions Regarding Scale – Front Yard’s assertion that it has achieved scale in any markets runs counter to its own statements from earlier this year regarding reaching the 50,000-home level as a way to bring its sector-worst G&A expense ratio in line with peers.[10] We are only left to conclude that management is willing to say and do whatever it has to in order to try to garner support for Front Yard this proxy season.

Misleading Claim #6: Stockholders Should Take Solace in Revenue Growth

The Company implies stockholders should be hopeful about the future because it grew “first quarter rental revenues from $6.1 million as of March 31, 2016 to $52.6 million as of March 31, 2019.”11

We believe the facts and recent history tell a different story:

•	Lingering Structural Issues Mitigate Revenue Growth – Front Yard’s share price actually declined more than 22% during the specific three-year period it cited revenue growth, reflecting the Company’s inability to generate sufficient income to offset its increasing debt levels, poor external management structure, and needlessly high G&A expenses.

•	Negative Returns Continue as NOI Increases – To be clear, NOI has increased as a result of reckless leverage-fueled acquisitions and in no way reflects any value-add or progress. To try to conflate reckless growth with progress is just another way for the Company to dodge accountability for the poor decisions that have led to stockholder value destruction over the years.

10 Front Yard’s February 2019 earnings call transcript.

11 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

Misleading Claim #7: The Amended Agreement with AAMC Reflects the Board’s Commitment to Value Creation

The Company contends that its amended agreement with AAMC is the “most recent example of the current Board’s proactivity, strategic vision, independence and focus on providing long-term stockholder value.”12

We believe the facts and recent history tell a different story:

•	No Accountability for Stockholder Returns – Rather than mirror many external management agreements that contemplate Total Shareholder Returns (“TSR”) as a performance metric, Front Yard has crystalized a flawed structure and a perverse incentive package with its external manager that offers zero accountability for stockholder returns. AAMC’s fee stream remains intact regardless of the depreciation in Front Yard’s shares – just like the previous agreement. Moreover, the new external agreement – which uses leveraged cash flows to determine performance incentives – promotes the further leveraging of the balance sheet and actually disincentivizes any capital strategy that could de-leverage or return capital at NAV to stockholders. This shows that the Board clearly did not learn any lessons from the reckless leverage-fueled acquisition spree that caused stockholder value destruction to begin with.

•	Concerning Incentives – The amended agreement eliminates Front Yard’s optionality to terminate the contract for performance default while giving AAMC another five years of strong fees with limited accountability. This is particularly troubling – as leading proxy advisory firms have noted – given that George Ellison is not only the chief executive at both Front Yard and AAMC, but also a director on Front Yard’s Board and the Chairman at AAMC (where he is a large stockholder).

Misleading Claim #8: Front Yard’s Balance Sheet is Not in Shambles

The Company expects stockholders to believe its balance sheet is not decimated because it has “[o]ptimized financing arrangements by transitioning away from repurchase facilities into term loan facilities with significantly longer maturities, lower interest rates and less interest rate volatility.”13

We believe the facts and recent history tell a different story:

•	Peer-Worst Balance Sheet – Front Yard’s debt-fueled acquisition spree in recent years has left the Company with a balance sheet that remains significantly more leveraged than its two public REIT peers.

•	More Debt on the Horizon – Given that Front Yard has stated it intended to scale to 50,000 homes and cannot access the public markets for growth capital, we are left to assume the Company currently intends to use debt financing to pursue future acquisitions. To be clear, without the stock trading at NAV, any sort of equity issuance would be highly dilutive and actually perversely increase fees to the external manager when used to purchase more homes. In our view, stockholder oversight is clearly needed to prevent Front Yard’s conflicted management team from placing its own economic incentives ahead of real owners’ interests.

12 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

13 Front Yard Residential Sends Letter to Stockholders, May 15, 2019.

WE INVITE STOCKHOLDERS TO CLOSELY ASSESS OUR NOMINEES’ SUPERIOR BACKGROUNDS, EXPERTISE AND QUALIFICATIONS

We believe it should be a telling sign to all stockholders that Front Yard would rather spend time besmirching Snow Park and mischaracterizing our nominees’ backgrounds, expertise, and qualifications than debating us on the facts or producing a credible plan for realizing NAV. The truth is this process should not be marred by the Board’s fear-mongering and rancor, but instead should be focused on providing stockholders with the opportunity to assess both slates’ ideas and qualifications. It is very regrettable, in our view, that Front Yard is committing stockholders’ resources to a campaign that consciously attempts to shift focus away from the Company’s performance, strategy, governance, and officers and directors. We are only left to conclude that Front Yard simply lacks either the ability or willingness to acknowledge the failures that have led to years of negative returns. Regardless, the facts make clear that Board-level change is desperately needed.

Looking ahead, Snow Park urges stockholders to not only focus on the facts pertaining to Front Yard, but to also examine the respective director nominees’ qualifications. We are very confident that given Front Yard is a highly-leveraged, unprofitable and poorly-run REIT operating in the SFR market, our nominees bring the ideal backgrounds and relevant experiences needed to help the Company get on an accelerated path to stability and value creation. Below is an overview of the distinct skillsets and perspectives that each of Snow Park’s nominees would bring to the Board:

Leland Abrams, Principal of Wynkoop

Unique SFR market acquisitions background along with highly additive financing experience and relationships

•	Significant SFR Market Acquisition and Transaction Experience – Wynkoop has bought and sold more than 1,000 homes similar in profile to the assets in Front Yard’s portfolio.

•	Unique Knowledge of SFR Market Fundamentals – Years of experience investing in residential market securities has led to distinct knowledge of SFR market financing practices, portfolio management and operational efficiencies.

•	Proven Track Record Realizing Value in the SFR Space – Recently helped Wynkoop execute the sale of a $50 million block of SFR homes to another large institutional entity.

•	Strong Alignment with Stockholders – Front Yard is one of the largest equity positions in Wynkoop’s portfolio.

Lazar Nikolic, Founder of JPL Advisors

Robust SFR market expertise based on experience constructing and managing portfolios of residential homes, including via his own property investment business

•	Significant SFR Market Investing Experience – Previously founded MVC Real Estate, an SFR market investment vehicle that acquired and managed rentals in one the country’s largest home markets.

•	Deep Understanding of SFR Market Fundamentals – Oversaw investments in some of the earliest institutional-level private funds that deployed capital to the SFR space in 2010 and 2011.

•	More Than a Decade of Real Estate and REIT Investing Knowledge – Years of experience analyzing real estate securities and investing in public REITs on behalf of limited partners.

•	Strong Alignment with Stockholders – Front Yard is one of the largest positions in JPL’s portfolio.

Jeffrey Pierce, Managing Partner of Snow Park Capital Partners

Nearly 15 years of dedicated public REIT knowledge and expertise, including with respect to effective governance practices and helping management teams realize NAV

•	Significant Public REIT Experience – Brings 15 years of experience analyzing and investing in public REITs across SFR, apartment, lodging, and office markets. Possesses a long history of working with management teams and achieving great outcomes for REIT shareholders. This experience would be additive to a Board that has zero years of dedicated REIT investment experience.

•	Unique Knowledge of REIT Operations and Strategy – Years of engaging with REIT management teams in private and public manners to help enhance their business plans.

•	Proven Track Record Realizing Value in the REIT Space – Has helped realize value for stockholders and bridge significant valuation gaps at REITs that include Monogram Residential Trust and FelCor Lodging Trust.

•	Strong Alignment with Stockholders – Front Yard is one of the largest equity positions in Snow Park’s portfolio.

STOCKHOLDERS SHOULD NOT BE DISTRACTED OR MISLED BY ANY OF FRONT YARD’S LAST-DITCH EFFORTS TO PRESERVE THE STATUS QUO

In the preceding sections of this letter, Snow Park has attempted to summarize four years of underperformance, strategic blunders, and governance failings that have collectively cost Front Yard’s stockholders hundreds of millions of dollars. We also sought to convey that the Company’s claims of being at an “inflection point” or reaching “critical mass” are not evidenced by any cash flows or returns – either currently or on the horizon. Our view is that nothing that Front Yard says over the next week should materially change stockholders’ views on the Company. If you believe management and the incumbent Board bear responsibility for Front Yard’s legacy of missteps and presently dire state, then Snow Park’s case for change in the boardroom should garner your support.

While it is conceivable that the spotlight Snow Park has placed on Front Yard’s failings may compel it to opt out of MUTA or promise superficial governance and operational improvements, these types of reactive moves in the lead-up to an annual meeting do not address years of underperformance or change the fact that the Company remains wed to a flawed business plan. We urge stockholders to not be enticed by last-ditch efforts or more promises from the Board that are likely to be broken, unless there are finally credible ownership perspectives in the boardroom to serve as checks and balances.

In our view, the time for change is right now. If elected, Snow Park’s nominees are ready to immediately begin working alongside the incumbent directors to ensure accountability is increased, governance is dramatically improved, and a credible strategy for realizing NAV is finally articulated. These are just a few of the critical improvements that Front Yard’s long-suffering stockholders deserve.

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees on the BLUE proxy card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy card.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

Sincerely,
Jeffrey Pierce

***

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

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